Exhibit T3E.3

Offer to Exchange

5.00% Convertible Notes due 2022

for any and all outstanding

5.00% Convertible Notes due 2022

(CUSIP Nos. 677240AB9 and 677240AC7)

of

Ohio Casualty Corporation

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 21, 2005, UNLESS EXTENDED OR EARLIER TERMINATED BY US (THE “EXPIRATION DATE”).

February 22, 2005

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

Ohio Casualty Corporation (“Ohio Casualty”) is offering to exchange (the “Exchange Offer”) $1,000 principal amount of 5.00% Convertible Notes due 2022 of Ohio Casualty (the “New Notes”) for each $1,000 principal amount of validly tendered and accepted 5.00% Convertible Notes due 2022 of Ohio Casualty (the “Old Notes”).

The Exchange Offer is made on the terms and are subject to the conditions set forth in Ohio Casualty’s offering memorandum dated February 22, 2005 (as may be amended or supplemented from time to time, the “Offering Memorandum”) and the accompanying Letter of Transmittal.

We are asking you to contact your clients for whom you hold Old Notes. For your use and for forwarding to those clients, we are enclosing copies of the Offering Memorandum, as well as a Letter of Transmittal and Notice of Guaranteed Delivery for the Old Notes. We are also enclosing a printed form of letter which you may send to your clients, with space provided for obtaining their instructions with regard to the Exchange Offer. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

MacKenzie Partners, Inc. has been appointed the information agent (the “Information Agent”) and HSBC Bank USA, N.A. is the exchange agent (the “Exchange Agent”) for the Exchange Offer. Any inquiries you may have with respect to the Exchange Offer should be addressed to the Information Agent or to the Exchange Agent, at the respective addresses and telephone numbers as set forth on the back cover of the Offering Memorandum. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

Ohio Casualty Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF OHIO CASUALTY, THE EXCHANGE AGENT OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN. WE WILL NOT PAY ANY FEES OR COMMISSION TO ANY BROKER OR DEALER OR TO ANY OTHER PERSONS (OTHER THAN THE FEES AND EXPENSES OF OHIO CASUALTY, THE EXCHANGE AGENT AND THE INFORMATION AGENT ASSOCIATED WITH THE EXCHANGE OFFER) IN CONNECTION WITH THE SOLICITATION OF TENDERS IN THE EXCHANGE OFFER. OHIO CASUALTY WILL PAY ALL TRANSFER TAXES PAYABLE ON TRANSFER AND EXCHANGE OF THE OLD SECURITIES TO OHIO CASUALTY, UNLESS OTHERWISE PROVIDED IN INSTRUCTION 4 IN THE ENCLOSED LETTER OF TRANSMITTAL.